Exhibit 99.2

MARKETAXESS ANNOUNCES TRANSITION OF CHIEF FINANCIAL OFFICER

Christopher Gerosa, MarketAxess Head of Accounting and Finance, to succeed Tony DeLise as CFO

NEW YORK, July 19, 2021 – MarketAxess Holdings Inc. (Nasdaq: MKTX), the operator of a leading electronic trading platform for fixed-income securities, and the provider of market data and post-trade services for the global fixed-income markets, today announced that Tony DeLise will be transitioning from his position as Chief Financial Officer, effective August 1, 2021. Christopher Gerosa, the Company’s Head of Accounting and Finance, will succeed Mr. DeLise at that time.

Rick McVey, Chairman and CEO of MarketAxess commented, “Tony has been a thoughtful leader at every level of our organization by developing a strong, global finance function and embodying our principles of transparency and collaboration. His strategic mindset and high standards of leadership have helped steer our firm through the early days of electronic trading adoption to become the industry leader that we are today. On behalf of the Board of Directors and the entire company, I want to thank Tony for his unwavering commitment to our company and continued support.”

Mr. Gerosa has served as the Head of Accounting and Finance for MarketAxess since 2015 with global responsibility for accounting, tax, treasury management and financial planning and analysis functions. Prior to joining MarketAxess, Mr. Gerosa was the Chief Financial Officer of Primus Guaranty Ltd. from 2010 to 2014 and Corporate Treasurer from April 2007 to 2014. Mr. Gerosa joined Primus in 2003 and was an integral part of taking Primus public in 2004. Before joining Primus, he worked in the product controller areas of Deutsche Bank and Goldman Sachs. Mr. Gerosa began his professional career at Arthur Andersen. He served as a U.S. Army National Guard Infantry Officer after receiving his B.B.A. from the University of Notre Dame.

“Since joining MarketAxess over six years ago, Chris has added significant value to our global Finance team and has partnered closely with Tony on elevating our already high standards of sound financial accounting,” Rick McVey added. “As we look to fulfill our strategic vision of improving efficiency in global fixed income markets, Chris’ deep industry knowledge, sound leadership abilities and impressive financial acumen will be well served toward achieving our mission. I’d like to congratulate Chris on this well-deserved promotion.”

Mr. DeLise will be supporting the CFO transition over the balance of the year and will continue leading the Investor Relations and Corporate Development functions going forward.

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About MarketAxess

MarketAxess operates a leading, institutional electronic trading platform delivering expanded liquidity opportunities, improved execution quality and significant cost savings across global fixed-income markets. A global network of over 1,800 firms, including the world’s leading asset managers and institutional broker-dealers, leverages MarketAxess’ patented trading technology to efficiently trade bonds. MarketAxess’ award-winning Open Trading® marketplace is regarded as the preferred all-to-all trading solution in the global credit markets, creating a unique liquidity pool for a broad range of credit market participants. Drawing on its deep data and analytical resources, MarketAxess provides automated trading solutions, market data products and a range of pre- and post-trade services. For more information, please visit www.marketaxess.com.

Cautionary Note Regarding Forward-Looking Statements

This press release may contain forward-looking statements, including statements about the outlook and prospects for Company and industry growth, as well as statements about the Company’s future financial and operating performance. These and other statements that relate to future results and events are based on MarketAxess’ current expectations. The Company’s actual results in future periods may differ materially from those currently expected or desired because of a number of risks and uncertainties, including: global economic, political and market factors; risks relating to the COVID-19 pandemic, including the possible effects of the economic conditions worldwide resulting from the COVID-19 pandemic; risks related to the U.K. exit from the European Union; the level of trading volume transacted on the MarketAxess platform; the rapidly evolving nature of the electronic financial services industry; the level and intensity of competition in the fixed-income electronic trading industry and the pricing pressures that may result; the variability of our growth rate; our ability to introduce new fee plans and our clients’ response; our ability to attract clients or adapt our technology and marketing strategy to new markets; risks related to our growing international operations; our dependence on our broker-dealer clients; the loss of any of our significant institutional investor clients; our exposure to risks resulting from non-performance by counterparties to transactions executed between our clients in which we act as an intermediary in matched principal trades; risks related to self-clearing; the effect of rapid market or technological changes on us and the users of our technology; our dependence on third-party suppliers for key products and services; our ability to successfully maintain the integrity of our trading platform and our response to system failures, capacity constraints and business interruptions; the occurrence of design defects, errors, failures or delays with our platforms; our vulnerability to cyber security risks; our actual or perceived failure to comply with privacy and data protection laws; our ability to protect our intellectual property rights or technology and defend against intellectual property infringement or other claims; our ability to enter into strategic alliances and to acquire other businesses and successfully integrate them with our business; our dependence on our management team and our ability to attract and retain talent; limitations on our flexibility because we operate in a highly regulated industry; the increasing government regulation of us and our clients; our exposure to costs and penalties related to our extensive regulation; our risks of litigation and securities laws liability; our future capital needs and our ability to obtain capital when needed; limitations on our operating flexibility contained in our credit agreement; and other factors. The Company undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. More information about these and other factors affecting MarketAxess’ business and prospects is contained in MarketAxess’ periodic filings with the Securities and Exchange Commission and can be accessed at www.marketaxess.com.

Media Relations Contacts:

Kyle White

MarketAxess Holdings Inc.

+1 212 813 6355

kwhite@marketaxess.com

William McBride

RF | Binder

+1 917 239 6726

MarketAxessPR@rfbinder.com

Investor Relations Contact:

David Cresci

MarketAxess Holdings Inc.

+1 212 813 6027

dcresci@marketaxess.com